Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed on February 9, 1998, Registration No. 333-45869, pertaining to the Coors 401(k) Savings Plan for Hourly Employees at the Memphis, Tennessee Brewery (the "401(k) Plan") and the Adolph Coors Company Deferred Compensation Plan, of our reports dated May 7, 2003, with respect to the financial statements and supplemental schedules of the 401(k) Plan, which appear in the 401(k) Plan's annual report on Form 11-K for the year ended December 31, 2002.

Clifton Gunderson LLP

Denver, Colorado

October 7, 2003